FILED COPY

                          ARTICLES AND PLAN OF MERGER
                         (Pursuant to CRS 7-111-105)            (Stamped
                                                            961119426 C  $60.00
                                                             SECRETARY OF STATE
                                                             09-11-96    15:35)

     IMPACT Income Investment, Inc. ("IMPACT"), a Colorado Corporation, at a shareholder meeting held on June 24, 1996 following a June 7, 1996 statutory notice of its shareholders setting forth the proposed merger with Financial Freedom Enterprises, Inc., an Idaho Corporation for the plan of Merger, merged with and into IMPACT, the surviving corporation. The Plan of Merger provided for the following:

     1. The number of votes cast for the plan by the IMPACT shareholders of its Common Stock was unanimous and sufficient for approval. The Plan of Merger was previously approved by the Board of Directors of each of the constituent corporation; and, by the shareholders of Financial Freedom Enterprises, Inc. (in accordance with Idaho law).

     2. The Articles of Incorporation of the surviving corporation were authorized to be Amended as follows:

        A. The name of the surviving corporation was changed to Financial Freedom Enterprises, Inc.
        B. The authorized number of Preferred Stock of the surviving corporation was increased to 5,000,000 shares and the Par Value was increased to $1.00 per share.

     4. The resignation of the Board of Directors of IMPACT was accepted and the following members of the Board of Directors were elected:

                         a.  Ronald Zeller
                         b.  Carol A. Walker
                         c.  Robert A. Needham
                         d.  Douglas T. Snarr
                         e.  Robert Ground
                         f.  John Rivera (alternate)

     5. New stock certificates were authorized to be issued to the Preferred and Common Stockholders of Financial Freedom Enterprises, Inc., as approved by the Board of Directors of IMPACT on June 3, 1996 and as set forth in the Plan of Merger and to the IMPACT shareholders in the same amounts held by each IMPACT shareholder as of June 24, 1996 date of the shareholders' meeting.


     The acquisition and merger is to become effective as of June 24, 1996 or as provided in the Colorado Revised Statutes.

                        APPROVED, ACCEPTED AND RATIFIED:

IMPACT INCOME INVESTMENTS, INC.

By:  /S/  ROBERT GROUND                           By: /S/  JEROME MARKS
    -------------------------------                  ---------------------------
     Robert Ground, President                        Jerome Marks, Secretary


FINANCIAL FREEDOM ENTERPRISES, INC.

By:  /S/  CAROL WALKER                            By: /S/   DOUGLAS HATHAWAY
    -------------------------------                   --------------------------
    Carol Walker, President                         Douglas Hathaway, Secretary